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                                                                    Exhibit 99.1


         OXIS INTERNATIONAL ANNOUNCES APPROVAL OF ADMISSION FOR LISTING
                   ON FRENCH STOCK MARKET, LE NOUVEAU MARCHE


April 7, 1997 - OXIS International, Inc. announced today that it has received approval of the admission of its common stock for listing on the French Stock Market, Le Nouveau Marche. Upon its admission, OXIS will be the first NASDAQ listed U.S. company quoted on Le Nouveau Marche, a Paris-based stock exchange specifically designed to meet the needs of emerging growth companies. The listing is to occur in connection with an underwritten public offering of OXIS common stock in France, anticipated to take place over approximately the next 30 days. OXIS is headquartered in Portland Oregon, with a French subsidiary, OXIS International, S.A., located outside of Paris.

"This offering represents a major milestone for the Company," stated Chairman, Ray R. Rogers. "The listing and offering give us access to the European capital markets which have shown increasing interest in growth-oriented high technology companies, including drug discovery and development companies such as OXIS."

The Company also announced that it has successfully completed a private placement of debt securities with several of its current investors. This bridge financing is intended to support the Company's operations, pending closure of the secondary offering in France.

OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules and supportive technologies to treat diseases associated with damage from free radicals and reactive oxygen species (ROS), i.e., diseases of oxidative stress.

All securities mentioned in this press release have not been, and will not be, registered under the Securities Act of 1933, as amended. The foregoing securities may not be offered and sold in the United States, absent registration under the Securities Act or an applicable exemption from such registration requirements.

Certain of the statements contained in this press release are forward-looking statements that are based on current expectations which involve a number of uncertainties, including the Company's ability to enter the Le Nouveau Marche stock market and consummate the French public offering. The events described herein may not occur in a timely manner, or at all. Accordingly, the Company's future activities may differ materially from those projected in the forward-looking statements.


Contact:  OXIS International, Inc.
          Anna D. Barker, Ph.D. (503) 283-3911